Exhibit 5.1
                          Strasburger Attorneys at Law

April 26, 2004

SurgiCare, Inc.
12727 Kimberley Lane, Suite 200
Houston, Texas 77024

RE:      Registration Statement on Form S-8
         File No. 333-___________

Gentlemen:

We have acted as counsel for SurgiCare, Inc., a Delaware Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 540,000 shares (the "Shares") of the Company's common stock, as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 26, 2004 (the "Registration Statement"). The Shares will be issued to the parties described in the exhibits to the Registration Statement.

We have examined copies of the Registration Statement, the Exhibits thereto and documents incorporated in the Registration Statement by reference. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

Our opinions expressed below cover only (i) the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and (ii) the federal law of the United States.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that, when and if the Registration Statement is declared effective by the Securities and Exchange Commission, the Shares have been issued as contemplated in the Compensation agreement described in the Form S-8, and that consideration for the Shares in the form of the provision of professional services and legal fees incurred in the enforcement of a Finder's Fee Agreement has been provided, all of the Shares, upon execution and delivery of proper certificates therefore, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.

Very truly yours,



Lee Polson